Exhibit 99.1

CONTACT:	David S. Collins
Chief Financial Officer
(630) 845-4500

Tracy H. Krumme
Vice President, Investor Relations
(203) 425-9830

FUEL TECH REPORTS 2011 FOURTH QUARTER

AND ANNUAL FINANCIAL RESULTS

—Records Achieved in Backlog, APC Announced Bookings and Annual Revenues and Operating Income—

WARRENVILLE, Ill., Mar. 5, 2012 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported results for the three- and 12-month periods ended December 31, 2011.

Fourth Quarter 2011

Revenues for the fourth quarter totaled $28.0 million, a 12% increase from the comparable prior-year quarter. Net income for the quarter was $1.7 million, or $0.07 per diluted share, compared with net income of $1.0 million, or $0.04 per diluted share, in the same year-ago quarter. Adjusted EBITDA was $4.4 million, up from $3.8 million in the fourth quarter of 2010.

The Air Pollution Control technology segment (APC segment) recorded revenues of $18.0 million, an increase of 37% versus the fourth quarter of 2010. Segment gross margins were 44% in the fourth quarter of 2011 versus the 32% reported in the fourth quarter of 2010, primarily due to a mix of higher margin capital projects.

The FUEL CHEM® technology segment (FUEL CHEM segment) generated revenues of $10.0 million, a decrease of 15% from the comparable 2010 quarter. Current quarter revenues include $9.2 million from coal-fired units, a 16% decrease versus a year ago, and $1.6 million from non-coal-fired units, up 7% from the comparable prior-year quarter, reflecting lower sales to coal-fired units as reduced electrical loads and the low cost of natural gas suppressed the use of coal as a fuel source. Segment gross margins increased from 51% in the fourth quarter of 2010 to 54% in the current quarter due to strong performance at existing legacy accounts.

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FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

Selling, general and administrative (SG&A) expenses totaled $9.8 million in the current quarter versus $7.6 million in the same year-ago period. In addition to increases in expenses related to sales commissions and employee incentive programs directly attributed to favorable results for the quarter, fees to outside service providers and cost associated with foreign operations increased in the current quarter.

Research and development (R&D) expenses remained flat at $0.4 million, compared with fourth quarter of 2010, as a continued focus on R&D activities works to provide additional enhancements to the Company’s existing suite of technologies.

Full Year 2011

Revenues for 2011 were a record $93.7 million, up 15% from $81.8 million in 2010. Net income for the year was $6.1 million, or $0.25 per diluted share, up from of $1.8 million, or $0.07 per diluted share, for the prior year. Adjusted EBITDA in 2011 was $15.9 million, an increase of 32% from the $12.1 million recorded in the prior year.

The APC technology segment recorded record revenues of $50.9 million, a 24% increase versus fiscal 2010, as utility and industrial customers continue to make operation improvements and prepare to comply with Federal and State regulations. Segment gross margins increased to 44% versus 34% reported for full year 2010. The increase was primarily due to the mix of higher margin project work.

Record annual revenues for the FUEL CHEM segment totaled $42.7 million versus $40.9 million in total 2010 segment revenues. Of the $42.7 million in 2011 segment revenues, $39.3 million was associated with coal-fired units (a 5% increase versus the comparable prior-year period) while revenues from non-coal-fired units declined 1% to $3.4 million. Segment gross margins decreased slightly to 50% for fiscal 2011 from 52% for fiscal 2010 due to the impact of a one-time contingent risk share payment of $2.0 million that was recognized in 2010, but related to a 2009 demonstration. At December 31, 2011, a small contingent payment of $0.4 million exists for carryover to 2012.

SG&A expenses totaled $33.4 million versus $30.9 million in the same year-ago period. This increase is partially attributed to commissions and incentive pay related to increases in revenue and profits, fees to outside service providers, and costs associated with growing international operations. Partially offsetting these increases was a decrease of $1.5 million in stock compensation expense. R&D expenses for fiscal 2011 were $1.5 million versus $0.9 million for fiscal 2010 to support continued emphasis on R&D activities to enhance product offerings.

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

For 2011, the Company announced contract awards with a value of approximately $60.2 million. After accounting for the conversion of backlog to revenues during this period, the APC segment capital projects backlog stood at a record $30.8 million as of December 31, 2011. Subsequent to December 31, 2011, the Company has announced APC orders with a value of $4.7 million.

For the year ended December 31, 2011, 701,714 shares of common stock were repurchased for approximately $4.1 million under our previously announced share repurchase program. As of December 31, 2011, we have an additional $1.9 million remaining for share repurchases through December 31, 2012.

Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “I am pleased with the strong results that we achieved in 2011. Despite an improving, yet sluggish economy and weakness in the power market, we finished the year with record annual revenues and record operating income, driven by increases in both the APC and FUEL CHEM segments.”

Mr. Bailey continued, “Our APC segment was particularly strong, ending the year with a record quarterly backlog and record quarterly and annual bookings. We announced APC contract wins of $24.8 million in the fourth quarter, a 158% increase from the $9.6 million announced in the fourth quarter of last year. This was driven primarily by a strong surge in domestic SNCR orders that were placed to meet the requirements of the Cross-State Air Pollution Rule (CSAPR), which was issued on July 6, 2011 and called for greater reductions in domestic NOx emissions beginning on January 1, 2012.”

“We were pleased that these domestic utility customers selected Fuel Tech to implement equipment solutions and evaluate short term strategies to achieve compliance during what was to be a short implementation timeline for CSAPR compliance. A stay on CSAPR was ordered by the D.C. Circuit Court on December 30, 2011, based on litigation filed by a number of states and companies with combustion sources. The Clean Air Interstate Rule (CAIR) was put back into effect pending the resolution of the CSAPR stay, which is expected in the summer of 2012.”

“During this dynamic regulatory environment, we will continue to work with our customers to understand their emission control needs and offer innovative product solutions. In the interim, sources will still be driven by consent decrees as well as state and local permit requirements. We believe that the long-term market for environmental controls will grow and that Fuel Tech will benefit as we are

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

properly positioned, with a wide range of product solutions and the technical and commercial capabilities necessary, to respond quickly and provide our clients with solutions in a timely and cost-effective manner.”

“In China, as in the domestic U.S. market, we have seen a strong pickup in APC orders. We ended the year with $13.4 million in announced bookings in China, which represented 22% of our total annual announced APC bookings and an increase of 136% year-over-year. China continues to be an active and growing market for our pollution control technologies. We continue to see strong interest from this market in our ULTRA™ product line, evidenced by the award of 13 ULTRA systems during the year. We are pleased to be satisfying this growing interest in our ULTRA technology as worldwide recognition of the need for safer delivery of ammonia reagent to NOx reduction equipment increases.”

“We believe that the NOx control market in China will continue to grow as the result of the country’s Twelfth Five-Year Plan that went into effect during 2011. The requirements in the Policy align well with our portfolio of NOx reduction capabilities, which cover the full spectrum from combustion modifications to ASCR™ systems, and we anticipate receiving future orders as a result of this new Policy.”

“The FUEL CHEM segment achieved record annual revenues and operating income and continued to deliver exceptional gross margin for our business. This is especially remarkable given that most of our domestic utility customers experienced reductions in coal-fired power generation due to the operation of natural gas and alternative energy sources. Despite the challenging environment, we are winning new business and commencing new programs on coal-fired boilers, predominantly on larger-size units.”

“Fuel flexibility for utility operators continues to be a leading driver for our FUEL CHEM segment. In the fourth quarter, we received an extension of a previously announced commercial order, from a satisfied utility customer, whereby Fuel Tech’s proprietary TIFI® Targeted In-Furnace Injection™ technology would be installed on three additional large coal-fired boilers. In this case, our client is switching from burning Central Appalachian to Illinois Basin coal, so they can take advantage of a nearly 40% savings in fuel costs on a comparative dollar per MM BTU basis. Not only do we anticipate that our customer will recognize savings by enabling this fuel flexibility, but we believe they will also benefit from operating performance improvements and additional megawatt generation.”

Mr. Bailey concluded, “Although we expect some challenging market conditions in the coming year, we are encouraged about our business prospects and believe that we are well positioned to

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

increase our market share in both the multi-pollutant emissions control and energy efficiency markets. As we enter 2012 with a strong backlog, we believe that revenues and profits will exceed 2011 results. We anticipate APC orders to steadily improve, the result of upcoming regulations in the U.S. and China, and FUEL CHEM announcements to be forthcoming, as utilities strive to enhance fuel flexibility by adding Powder River Basin and Illinois Basin coals to their fuel mix.”

Conference Call

As a reminder, Fuel Tech will host a conference call on Tuesday, March 6 at 9:00 AM EST to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed under “Upcoming Events” on the Home page. The call can also be accessed by dialing 800.700.0133 (domestic) or 617.213.8831 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and using the passcode “78073043.” The replay will be available until April 9, 2012.

About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 700 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass, and other fuels are utilized.

The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is experienced on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.

Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per-share data)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$28,229	$30,524
Marketable securities	57	—
Accounts receivable, net of allowance for doubtful accounts of $430 and $82, respectively	34,346	21,175
Inventories	311	807
Prepaid expenses and other current assets	2,026	1,861
Income taxes receivable	1,124	—
Deferred income taxes	163	89

Total current assets	66,256	54,456
Property and equipment, net of accumulated depreciation of $18,239 and $15,767, respectively	13,625	14,384
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $3,385 and $3,203, respectively	5,442	6,050
Deferred income taxes	3,798	5,000
Other assets	2,818	2,262

Total assets	$112,990	$103,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,181	$2,269
Accounts payable	10,476	7,516
Accrued liabilities:
Employee compensation	4,902	2,863
Income taxes payable	—	1,857
Other accrued liabilities	6,071	3,306

Total current liabilities	22,630	17,811
Other liabilities	1,347	1,482

Total liabilities	23,977	19,293
Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,644,301 and 24,213,467 shares issued and outstanding, respectively	237	242
Additional paid-in capital	132,350	129,424
Accumulated deficit	(44,031)	(46,075)
Accumulated other comprehensive income	381	243
Nil coupon perpetual loan notes	76	76

Total stockholders’ equity	89,013	83,910

Total liabilities and stockholders’ equity	$112,990	$103,203

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per-share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Revenues	$28,002	$24,997	$93,668	$81,795

Costs and expenses:
Cost of sales	14,788	14,758	49,857	46,821
Selling, general and administrative	9,828	7,551	33,446	30,857
Gain from revaluation of contingent performance obligation	—	—	(758)	(768)
Research and development	399	373	1,474	948

	25,015	22,682	84,019	77,858

Operating income	2,987	2,315	9,649	3,937

Interest expense	(23)	(33)	(148)	(143)
Interest income	16	5	35	11
Other (expense) income	(27)	50	(279)	(119)

Income before taxes	2,953	2,337	9,257	3,686

Income tax expense	(1,229)	(1,306)	(3,109)	(1,933)

Net income	$1,724	$1,031	$6,148	$1,753

Net income per common share:
Basic	$0.07	$0.04	$0.26	$0.07

Diluted	$0.07	$0.04	$0.25	$0.07

Weighted-average number of common shares outstanding:
Basic	23,725,000	24,213,000	24,095,000	24,213,000

Diluted	24,331,000	24,432,000	24,633,000	24,405,000

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	For the years ended December 31,
	2011	2010	2009
OPERATING ACTIVITIES
Net income (loss)	$6,148	$1,753	$(2,306)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,808	3,195	3,796
Amortization	912	886	1,312
Loss on equipment disposals/impaired assets	56	20	94
Gain on revaluation of ACT liability	(758)	(768)	(781)
Unrealized holding gain on marketable security	(21)	—	—
Allowance for doubtful accounts	348	12	(10)
Deferred income tax	793	(588)	(1,492)
Stock compensation expense	2,810	4,274	6,097
Changes in operating assets and liabilities:
Accounts receivable	(13,279)	(3,377)	5,498
Inventories	504	(354)	563
Prepaid expenses, other current assets and other noncurrent assets	(723)	(27)	3,293
Accounts payable	2,914	1,765	(2,372)
Accrued liabilities and other noncurrent liabilities	2,346	5,379	(113)
Other	—	20	34

Net cash provided by operating activities	4,858	12,190	13,613
INVESTING ACTIVITIES
Decrease (increase) in restricted cash	—	200	(200)
Purchases of property, equipment and patents	(2,408)	(2,206)	(2,004)
Proceeds from the sale of equipment	2	—	—
Acquisitions of businesses	—	—	(20,185)

Net cash used in investing activities	(2,406)	(2,006)	(22,389)
FINANCING ACTIVITIES
(Payments) / proceeds from debt	(1,162)	(737)	737
Proceeds from exercises of stock options	376	10	605
Excess tax benefit from exercises of stock options	77	—	78
Reclassification of liability award	—	—	90
Repurchases of common stock	(4,111)	—	—
Other	—	(5)	—

Net cash (used in) provided by financing activities	(4,820)	(732)	1,510
Effect of exchange rate fluctuations on cash	73	107	82

Net increase (decrease) in cash and cash equivalents	(2,295)	9,559	(7,184)
Cash and cash equivalents at beginning of year	30,524	20,965	28,149

Cash and cash equivalents at end of year	$28,229	$30,524	$20,965

Supplemental Cash Flow Information:
Non-cash activities:
(Decrease) increase in contingent consideration payable	$(758)	$(768)	$2,307
Cash paid for:
Interest	$148	$143	$120
Income taxes paid	$5,187	$297	$195

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.

BUSINESS SEGMENT FINANCIAL DATA

(in thousands of dollars)

Q4 - 2011

	For the three months ended December 31, 2011
	Air Pollution Control Segment		FUEL CHEM Segment		Other	Total
Net Sales from external customers	17,971		10,031		—	28,002
Cost of sales	(10,129)	-56.4%	(4,659)	-46.4%	—	(14,788)

Gross margin	7,842	43.6%	5,372	53.6%	—	13,214
Selling, general and administrative	—		—		(9,828)	(9,828)
Gain from revaluation of ACT liability	—		—		—	—
Research and development	—		—		(399)	(399)

Operating Income	7,842		5,372		(10,227)	2,987

Q4 - 2010

	For the three months ended December 31, 2010
	Air Pollution Control Segment		FUEL CHEM Segment		Other	Total
Net Sales from external customers	13,160		11,837		—	24,997
Cost of sales	(8,985)	-68.3%	(5,773)	-48.8%	—	(14,758)

Gross margin	4,175	31.7%	6,064	51.2%	—	10,239
Selling, general and administrative	—		—		(7,551)	(7,551)
Gain from revaluation of ACT liability	—		—		—	—
Research and development	—		—		(373)	(373)

Operating Income	4,175		6,064		(7,924)	2,315

Q4 - 2011 YTD

	For the twelve months ended December 31, 2011
	Air Pollution Control Segment		FUEL CHEM Segment		Other	Total
Net Sales from external customers	50,930		42,738		—	93,668
Cost of sales	(28,467)	-55.9%	(21,390)	-50.0%	—	(49,857)

Gross margin	22,463	44.1%	21,348	50.0%	—	43,811
Selling, general and administrative	—		—		(33,446)	(33,446)
Gain from revaluation of ACT liability	—		—		758	758
Research and development	—		—		(1,474)	(1,474)

Operating Income	22,463		21,348		(34,162)	9,649

Q4 - 2010 YTD

	For the twelve months ended December 31, 2010
	Air Pollution Control Segment		FUEL CHEM Segment		Other	Total
Net Sales from external customers	40,917		40,878		—	81,795
Cost of sales	(27,024)	-66.0%	(19,797)	-48.4%	—	(46,821)

Gross margin	13,893	34.0%	21,081	51.6%	—	34,974
Selling, general and administrative	—		—		(30,857)	(30,857)
Gain from revaluation of ACT liability	—		—		768	768
Research and development	—		—		(948)	(948)

Operating Income	13,893		21,081		(31,037)	3,937

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.

GEOGRAPHIC INFORMATION

(in thousands of dollars)

	For the years ended December 31,
	2011	2010	2009
Revenues:
United States	$76,077	$69,002	$55,395
Foreign	17,591	12,793	16,002

	$93,668	$81,795	$71,397

As of December 31,	2011	2010	2009
Assets:
United States	$99,601	$92,485	$82,261
Foreign	13,389	10,718	10,001

	$112,990	$103,203	$92,262

FUEL TECH, INC. REPORTS 2011 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

FUEL TECH, INC.

RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands of dollars)

	Three Months Ended		Twelve Months Ended
	2011	2010	2011	2010
Net income	$1,724	$1,031	$6,148	$1,753
Interest expense	23	33	148	143
Income tax expense	1,229	1,306	3,109	1,933
Depreciation expense	557	755	2,808	3,195
Amortization expense	235	221	912	886

EBITDA	3,768	3,346	13,125	7,910
Stock compensation expense	613	484	2,810	4,179

ADJUSTED EBITDA	$4,381	$3,830	$15,935	$12,089

Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.

Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.